EXHIBIT 99.1

Voice Mobility Arranges Private Placement Financing

Company's Debt and Equity Restructured

VANCOUVER, BC, CANADA - September 11, 2003 - Voice Mobility International, Inc. (TSE: VMY, OTCBB: VMII and FWB: VMY), developer and provider of carrier-grade enhanced messaging solutions, wishes to announce that on September 9, 2003 it completed a restructuring of the Company's and its subsidiary's debt and equity capital.

As part of the restructuring the Company has secured Cdn.$500,000 in debt financing and arranged a private placement of Cdn.$500,000, consisting of 1,176,470 units (the "Unit Financing") at a price of Cdn.$0.425 per unit. Each unit consists of one common share in the capital of the Company and one common share purchase warrant. One warrant will entitle the holder to purchase one common share at an exercise price of Cdn.$0.425 per common share for a period of five years from the closing of the private placement. The investors under the debt financing also received warrants to purchase an aggregate of 574,999 common shares in the capital of the Company on the same terms as the warrants issued under the Unit Financing.

The Company also completed a restructuring of outstanding debt of its subsidiary, Voice Mobility Inc., and the redemption of all outstanding series B preferred shares of the Company in consideration for a new loan payable by the Company. As consideration for agreeing to the restructuring, the Company issued to the holders of the outstanding debt and series B preferred shares warrants to purchase an aggregate of 3,215,016 common shares in the capital of the Company. The warrants have the same terms as those issued under the Unit Financing. The Company also issued to the holders of the outstanding debt an aggregate of 864,702 common shares in the capital of the Company as consideration for the payment of a fee due under the terms of the existing debt.

"We have achieved our goal of transferring short term debt into long term debt. This move is designed to help Voice Mobility to the next level of our business plan," said Randy Buchamer, Voice Mobility's Chief Executive Officer. "The private placement proceeds will be used for working capital purposes."

The debt, shares and warrants issued in this restructuring and private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

About Voice Mobility

Voice Mobility markets and develops next generation messaging solutions that provide all of the enhanced features and functionality of unified communications while ensuring integration with and replacement of existing voice messaging systems. Voice Mobility markets its software suite to telephone companies and service providers in both mature and new growth markets.

Voice Mobility's enhanced messaging solution offers a lower cost of system ownership that allows carriers and service providers to cease spending capital on legacy equipment, and that provides seamless migration of paying customers from first generation systems to second generation technology, new revenue streams through the incremental marketing of enhanced features, and competitive differentiation.

For Voice Mobility customers, this means increased share of existing customers' wallet, increased customer loyalty and the ability to attract new customers with incremental services. For more information about Voice Mobility, visit www.voicemobility.com.

For Further Information:	Investor Relations:
Randy G. Buchamer, CEO	North America: 1-888-370-8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000